Exhibit 3(i).3

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

First: The name of this Corporation is SANDY SPRINGS HOLDINGS, INC.

Second: Its registered office in the State of Delaware is to be located at:

1201 Orange St., Suite 600, One Commerce Center in the City of Wilmington, County of New Castle, Zip Code 19801

The registered agent in charge thereof is: Agents and Corporation, Inc. County of New Castle.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The total number of common shares of stock which the Corporation shall have authority to issue is Five Hundred Million (500,000,000) at $0.0001 par value.

Fifth: The name and mailing address of the incorporator are as follows:

Name:	Erik S. Nelson
Mailing	Address 2030 Powers Ferry Road SE,
Suite 212
Atlanta, GA Zip Code 30339

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 19th day of November, A.D. 2019.

BY: /s/ Erik S. Nelson
Incorporator

NAME: Erik S. Nelson